Exhibit (a)(1)(iv)

Offer by

WESTERN ASSET INFLATION MANAGEMENT FUND INC.

To Purchase for Cash

up to 5% of the Fund’s Outstanding

Shares of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JULY 15, 2008 (“TERMINATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S

OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

June 16, 2008

To	Brokers, Dealers, Commercial Banks,
Trust	Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Western Asset Inflation Management Fund Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the “Fund”), to purchase up to 5% of the Fund’s outstanding shares of Common Stock (the “Shares”), upon the terms and conditions set forth in its Offer to Purchase dated June 16, 2008 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, equal to 98% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on July 15, 2008, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 8, “Federal Income Tax Consequences of the Offer,” of the Offer to Purchase and Instruction 12, “Backup Withholding,” of the Letter of Transmittal.

For your information and for forwarding to your clients, we are enclosing the following documents:

(1)	A letter to Stockholders of the Fund from R. Jay Gerken, Chairman, President and Chief Executive Officer of the Fund;

(2)	The Offer to Purchase, dated June 16, 2008;

(3)	The Letter of Transmittal for your use and to be provided to your clients;

(4)	Notice of Guaranteed Delivery;

(5)	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

(6)	Return envelope addressed to American Stock Transfer & Trust Company (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Fund’s Offer to Purchase under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP); and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in the case of a book-entry delivery, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

Neither the Fund, its Board of Directors nor the Fund’s investment adviser, Legg Mason Partners Fund Advisor, LLC, makes any recommendation to any Stockholder whether to tender or not to tender any Shares.

For additional information or copies of the enclosed material, please contact American Stock Transfer & Trust Company (the “Information Agent”) toll free at (877) 248-6417 or, for banks and brokers, at (718) 921-8317.

Very truly yours,

WESTERN ASSET INFLATION

MANAGEMENT FUND INC.

R. Jay Gerken

Chairman, President and Chief Executive Officer

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF WESTERN ASSET INFLATION MANAGEMENT FUND INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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